SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

August 14, 2003

Date of Report (Date of earliest event reported)

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4675 MacArthur Court

Suite 900

Newport Beach, California 92660

(Address of principal executive offices) (Zip Code)

(949) 221-0600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

On August 14, 2003, Health Care Property Investors, Inc. (the “Company”) entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the underwriters, which included Goldman, Sachs & Co., Legg Mason Wood Walker Incorporated, UBS Investment Bank, Wachovia Securities, Banc of America Securities LLC, BNY Capital Markets Inc., McDonald Investments Inc. and Wells Fargo Securities, LLC (the “Underwriters”), pursuant to which the Company agreed to issue and sell 3,600,000 shares of its 7.25% Series E Cumulative Redeemable Preferred Stock at $25.00 per share, raising gross proceeds of $90 million. This offering is expected to close on September 15, 2003. The Series E preferred stock has no stated maturity and may be redeemed at the Company’s option on or after September 15, 2008. The Company intends to use a portion of the net proceeds from the offering (approximately $60.9 million) to repay outstanding borrowings made under its revolving lines of credit in order to redeem the Company’s outstanding 7 7/8% Series A Cumulative Redeemable Preferred Stock on September 10, 2003. The Company intends to use the remaining proceeds for general corporate and business purposes, which may include the acquisition of additional properties, the repayment of outstanding borrowings under its revolving lines of credit and other obligations and the redemption of the Company’s outstanding 8.70% Series B Cumulative Redeemable Preferred Stock on October 1, 2003.

Item 7.	Exhibits

(c) Exhibits.

1.1	Purchase Agreement between the Underwriters and the Company dated August 14, 2003

5.1	Opinion of Ballard Spahr Andrews & Ingersoll

12.1	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

99.1	Press Release Announcing the Offering dated August 14, 2003

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE PROPERTY INVESTORS, INC.

Date: August 29, 2003	By: /s/ Edward J. Henning
	Name:	Edward J. Henning
	Title:	Senior Vice President, General Counsel and Corporate Secretary

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